Exhibit 107

CALCULATION OF FILING FEE TABLES

S-8

Bitfarms Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares, no par value	(1)	Other	3,892,551	$1.14	$4,437,508.14	0.0001531	$679.38
Fees to be Paid	Equity	Common shares, no par value	(2)	Other	302	$15.75	$4,756.50	0.0001531	$0.73

Total Offering Amounts:							$4,442,264.64		680.11
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$680.11

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Offering Note(s)

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover such indeterminate number of additional common shares, no par value (the “Common Shares”) of Bitfarms Ltd. (the “Registrant”) as may become issuable under the Stronghold Digital Mining, Inc. Omnibus Incentive Plan (the “Plan”) as a result of any stock split, stock distribution, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding Common Shares. Represents 2,002,551 Common Shares reserved for issuance in connection with awards issuable under the Plan and 1,890,000 Common Shares issuable upon exercise of certain time-based restricted stock units outstanding under the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of the Common Shares on the Nasdaq Stock Market LLC on March 13, 2025, which was $1.14. Represents 302 Common Shares issuable pursuant to stock options granted under the Plan that have not yet been exercised.
(2)	Represents 302 Common Shares issuable pursuant to stock options granted under the Plan that have not yet been exercised. In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price.